                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______)(1)


                               HOMESTORE.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    437852106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 437852106                 13G                    Page 2 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
     NUMBER OF
      SHARES                  --------------------------------------------------
   BENEFICIALLY                 6      SHARED VOTING POWER           8,917,629
      OWNED BY
   EACH REPORTING             --------------------------------------------------
    PERSON WITH                 7      SOLE DISPOSITIVE POWER                0

                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER      8,917,629

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     8,917,629
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         12.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 3 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,434,292 shares of which 8,917,629
                                       shares are directly held by KPCB VIII and
      NUMBER OF                        516,663 shares are directly held by KPCB
       SHARES                          VIII Founders Fund, L.P., a California
    BENEFICIALLY                       limited partnership ("KPCB VIII FF").
      OWNED BY                         KPCB VIII Associates is the general
   EACH REPORTING                      partner of KPCB VIII and KPCB VIII FF.
     PERSON WITH              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0

                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,434,292 shares of which 8,917,629
                                       shares are directly held by KPCB VIII and
                                       516,663 shares are directly held by KPCB
                                       VIII FF. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,434,292
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*          / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 4 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
     NUMBER OF                         held by KPCB Information Sciences
      SHARES                           Zaibatsu Fund II, L.P., a California
   BENEFICIALLY                        limited partnership ("KPCB ZF II"). KPCB
      OWNED BY                         VIII Associates is the general partner
   EACH REPORTING                      of KPCB VIII and KPCB VIII FF. KPCB VII
    PERSON WITH                        Associates, L.P., a California limited
                                       partnership ("KPCB VII Associates"), is
                                       the general partner of KPCB ZF II. Mr.
                                       Byers is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Byers disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0

                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Byers
                                       is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Byers disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,676,192
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 5 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
     NUMBER OF                         shares are directly held by KPCB VIII,
      SHARES                           516,663 shares are directly held by KPCB
   BENEFICIALLY                        VIII FF, and 241,900 shares are directly
      OWNED BY                         held by KPCB ZF II. KPCB VIII Associates
   EACH REPORTING                      the general partner of KPCB VIII and KPCB
    PERSON WITH                        is VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr.
                                       Compton is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Compton disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly held by KPCB ZF II. KPCB VIII Associates is the general partner of KPCB VIII and KPCB VIII FF. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
                                       Compton is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Compton disclaims beneficial ownership of the shares held directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,676,192
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 6 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       15,000 shares held through vested options
                                       (exercisable within 60 days).
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
     NUMBER OF                         shares are directly held by KPCB VIII,
      SHARES                           516,663 shares are directly held by KPCB
   BENEFICIALLY                        VIII FF, and 241,900 shares are directly
      OWNED BY                         held by KPCB ZF II. KPCB VIII Associates
   EACH REPORTING                      is the general partner of KPCB VIII and
    PERSON WITH                        KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Doerr
                                       is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Doerr disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                       15,000 shares held through vested options
                                       (exercisable within 60 days).
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Doerr
                                       is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Doerr disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,691,192
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 7 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
     NUMBER OF                         held by KPCB ZF II. KPCB VIII Associates
      SHARES                           is the general partner of KPCB VIII and
   BENEFICIALLY                        KPCB VIII FF. KPCB VII Associates is the
      OWNED BY                         general partner of KPCB ZF II. Mr. Hearst
   EACH REPORTING                      is a general partner of KPCB VIII
    PERSON WITH                        Associates and KPCB VII Associates. Mr.
                                       Hearst disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Hearst
                                       is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Hearst disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,676,192
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 8 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
     NUMBER OF                         KPCB VIII FF. KPCB VII Associates is the
      SHARES                           general partner of KPCB ZF II. Mr. Khosla
   BENEFICIALLY                        is a general partner of KPCB VIII
      OWNED BY                         Associates and KPCB VII Associates. Mr.
   EACH REPORTING                      Khosla disclaims beneficial ownership of
    PERSON WITH                        the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Khosla
                                       is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Khosla disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,676,192

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 9 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
     NUMBER OF                         VIII FF, and 241,900 shares are directly
      SHARES                           held by KPCB ZF II. KPCB VIII Associates
   BENEFICIALLY                        is the general partner of KPCB VIII and
      OWNED BY                         KPCB VIII FF. KPCB VII Associates is the
   EACH REPORTING                      general partner of KPCB ZF II. Mr. Lacob
    PERSON WITH                        is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Lacob disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr. Lacob
                                       is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Lacob disclaims beneficial ownership of
                                       the shares held directly by KPCB VIII,
                                       KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,676,192
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 437852106                 13G                    Page 10 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------

                                5      SOLE VOTING POWER                     0

                              --------------------------------------------------
                                6      SHARED VOTING POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
     NUMBER OF                         general partner of KPCB ZF II. Mr.
      SHARES                           Mackenzie is a general partner of KPCB
   BENEFICIALLY                        VIII Associates and KPCB VII Associates.
      OWNED BY                         Mr. Mackenzie disclaims beneficial
   EACH REPORTING                      ownership of the shares held directly by
    PERSON WITH                        KPCB VIII, KPCB VIII FF and KPCB ZF II.
                              --------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                0
                              --------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       9,676,192 shares of which 8,917,629
                                       shares are directly held by KPCB VIII,
                                       516,663 shares are directly held by KPCB
                                       VIII FF, and 241,900 shares are directly
                                       held by KPCB ZF II. KPCB VIII Associates
                                       is the general partner of KPCB VIII and
                                       KPCB VIII FF. KPCB VII Associates is the
                                       general partner of KPCB ZF II. Mr.
                                       Mackenzie is a general partner of KPCB
                                       VIII Associates and KPCB VII Associates.
                                       Mr. Mackenzie disclaims beneficial
                                       ownership of the shares held directly by
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                     9,676,192
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 11 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     homestore.com, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     225 West Hillcrest Drive, #100
                     Thousand Oaks, CA 91360

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

                     KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     437852106

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of homestore.com, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                                  KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                                CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/  Michael S. Curry           Signature:   /s/  Brook H. Byers
                ---------------------------               ----------------------
                Michael S. Curry                             Brook H. Byers
                Attorney-in-Fact                             A General Partner

                                                KLEINER PERKINS CAUFIELD & BYERS
                                                VIII, L.P., A CALIFORNIA LIMITED
                                                PARTNERSHIP

                                                By KPCB VIII Associates, L.P.,
                                                a California Limited
                                                Partnership, its General Partner

                                                Signature:  /s/  Brook H. Byers
                                                         -----------------------
                                                          Brook H. Byers
                                                          A General Partner

                                  EXHIBIT INDEX

                                                                           FOUND ON SEQUENTIALLY
EXHIBIT                                                                        NUMBERED PAGE
-------                                                                        -------------
Exhibit A:  Agreement of Joint Filing                                                14

Exhibit B:  List of General Partners of KPCB VIII Associates                         15


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of homestore.com, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                                  KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                                CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/  Michael S. Curry           Signature:  /s/  Brook H. Byers
                ---------------------------               ----------------------
                Michael S. Curry                            A General Partner
                Attorney-in-Fact

                                                KLEINER PERKINS CAUFIELD & BYERS
                                                VIII, L.P., A CALIFORNIA LIMITED
                                                PARTNERSHIP

                                                By KPCB VIII Associates, L.P.,
                                                a California Limited
                                                Partnership, its General Partner

                                                Signature:  /s/  Brook H. Byers
                                                          ----------------------
                                                            Brook H. Byers
                                                            A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.